Exhibit 99.01

Contacts:

TONIX Pharmaceuticals Holding Corp. Benjamin Selzer, Chief Operating Officer (212) 980-9155 x106	Porter, LeVay & Rose, Inc. Sharon Weinstein, Investor Relations Bill Gordon, Media Relations (212) 564-4700
FOR IMMEDIATE RELEASE

TONIX PHARMACEUTICALS CLOSES $4.3 MILLION PRIVATE PLACEMENT

New York, NY – January 23, 2012 – Tonix Pharmaceuticals Holding Corp. (OTCBB:TNXP) (“TONIX” or the “Company”), a specialty pharmaceutical company developing therapies for challenging disorders of the central nervous system (“CNS”), including fibromyalgia syndrome (“FM”) and post-traumatic stress disorder (“PTSD”), has received net proceeds of approximately $1.9 million in a private placement offering to institutional and accredited investors (the “Offering”). In addition, $1.9 million of previously issued convertible debentures converted into the Offering.

In connection with the closing, the Company issued approximately 172 units (the “Units”), each consisting of 25,000 shares of common stock, Class A warrants to purchase 25,000 shares of common stock, and Class B warrants to receive up to 25,000 shares of common stock. The Class A warrants have an exercise price of $1.25 per share of the common stock and will be exercisable for a period of five years from the date of issuance. The Class B warrants will be exercised automatically on their expiration date by cashless exercise, or expire without exercise. The maximum number of shares received related to the automatic exercise of the Class B warrants, if any, is one share per Class B warrant and will be determined by the stock price of the common stock prior to the termination date. The purchase price of each Unit was $25,000.

TONIX intends to use the net proceeds from the Offering to fund its TNX-102 pharmacokinetic study and first pivotal trial, to fund development of its other product candidates, to repay debt, to pay interest, and for general working capital. The debt repaid was $150,000 of the previously issued debentures that did not convert into the Offering. The interest paid to all previously issued debenture holders was $44,417.

This press release shall not be deemed an offer to sell or a solicitation of an offer to buy any securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TONIX Pharmaceuticals

TONIX Pharmaceuticals is developing new therapies for challenging disorders of the central nervous system. The Company targets conditions characterized by significant unmet medical need, inadequate existing treatment options, and high dissatisfaction among both patients and physicians. TONIX reformulates approved pharmaceutical active ingredients to design products with optimal safety, efficacy and predictability. Its most advanced product candidates, TNX-102 for FM and TNX-105 for PTSD, are novel dosage formulation of cyclobenzaprine, the active ingredient in two U.S. FDA-approved muscle relaxants. To learn more about the Company and its pipeline of treatments for CNS conditions, please visit www.tonixpharma.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated" and "intend," among others. These forward-looking statements are based on TONIX’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. TONIX does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Current Report on Form 8-K/A filed with the SEC on December 27, 2011 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

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